Exhibit (10)b.
GENESCO INC.
AMENDMENT NO. 3 TO DEFERRED INCOME PLAN
     THIS AMENDMENT NO. 3 TO THE DEFERRED INCOME PLAN (the “Amendment”) is hereby adopted by Genesco Inc., a Tennessee corporation (the “Company”), effective as of August 22, 2007.
WITNESSETH:
     WHEREAS, the Company previously adopted the Genesco Inc. Deferred Income Plan (the “Plan”);
     WHEREAS, the Company desires to amend the Plan such that no payments due thereunder would cause any participant to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Company has administered the Plan consistent with this Amendment during all periods since January 1, 2005;
     NOW, THEREFORE, for the reasons set forth above, the Company hereby amends the Plan as follows:
     1. Definition of Disability. Section 1.18 shall be restated as follows:
“1.18 “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company and which covers the Executive.”
     2. Definition of Deferral Agreement. The last sentence of Section 1.19 shall be restated as follows:
“Changes in the amount of the deferral, the benefit distribution date and/or the form of the distribution can be effective no earlier than as of the beginning of the first Plan Year following the date on which such changes are received by the Committee or its designee.”
     3. Definition of Financial Emergency. Section 1.25 shall be restated as follows:
“1.25 “Financial Emergency” means an event which results (or will result) in severe financial hardship to the Participant as a consequence of an illness or accident of the

Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as determined under Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) or loss of the Participant’s property due to casualty or other similar extraordinary and unforeseen circumstances beyond the control of the Participant. Examples of events that are not considered to be a Financial Emergency include the need to send a Participant’s child to college and the desire to purchase a house.”
     4. Deferral Elections. The first sentence of Section 3.1(a) shall be restated as follows:
“A Participant may make an election to defer the receipt of amounts payable to the Participant, in the form of Director Fees or Compensation, with respect to any Plan Year; provided that any such election must be irrevocably made by December 31 of the Plan Year preceding the Plan Year to which the election shall relate; provided further, in the case of the first year in which a Participant becomes eligible to participate in the Plan, the Participant may make an irrevocable initial deferral election within 30 days after the date the Participant becomes eligible to participate in the Plan, with respect to compensation paid for services to be performed after the election.”
“Subject to the previous sentence,” shall be inserted at the beginning of the second sentence of Section 3.1(a).
     5. Suspension of Deferral Upon Financial Emergency. The last sentence of Section 4.1 shall be restated as follows:
“If the petition for a suspension is approved, suspension shall commence upon the date of approval and shall continue until the end of the Plan Year. All determinations pursuant to this Section 4.1 shall be made consistent with Section 409A of the Code and the regulations promulgated thereunder.”
     6. Effect of Section 409A of the Code. Article IX shall be recaptioned “FORM OF DISTRIBUTIONS; PAYMENT DELAYS. The parenthetical in the first sentence of Section 9.1 shall be deleted. The following Section 9.2 shall be added to the Plan:
“9.2 Effect of Section 409A of the Code. It is intended that (1) each installment of the payments provided under this Plan is a separate “payment” for purposes of Section 409A of the Code (“Section 409A”), and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Plan, if the Company determines (i) that on the date a Participant’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Participant is a “specified employee” (as such term is defined under Treasury Regulation Section 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Participant pursuant to this Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Plan, then such payments shall be delayed until the date that is six months after date of the Participant’s “separation from service” (as such term is defined under Treasury Regulation Section 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes.”
     7. No Suspension of Plan. The second and fourth sentences of Section 11.1 shall be deleted. All other references to a suspension of the Plan shall be deleted.

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